                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                 TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)1



                           Bioanalytical Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Common Stock, no par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   09058M 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this statement is filed:

          |_| Rule 13d-1(b)

          |_| Rule 13d-1(c)

          |X| Rule 13d-1(d)




---------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 6 Pages

  CUSIP NO.  09058M 10 3         13 G                Page 2 of 6 Pages
           -------------                             -----------------
===============================================================================
 1    NAMES OF REPORTING PERSONS.

      PRIMUS CAPITAL FUND II LIMITED PARTNERSHIP

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      Ohio
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             None (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
==============================================================================

                     * SEE INSTRUCTIONS BEFORE FILING OUT!

  CUSIP NO.  09058M 10 3         13 G                Page 3 of 6 Pages
           -------------                             -----------------
===============================================================================
 1    NAMES OF REPORTING PERSONS.

      PRIMUS MANAGEMENT II

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      Ohio
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             None (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
==============================================================================

                     * SEE INSTRUCTIONS BEFORE FILING OUT!

  CUSIP NO.  09058M 10 3         13 G                Page 4 of 6 Pages
           -------------                             -----------------
===============================================================================
 1    NAMES OF REPORTING PERSONS.

      PRIMUS VENTURE PARTNERS

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      Ohio
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             None (See Item 4)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None (See Item 4)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None (See Item 4)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
==============================================================================

                     * SEE INSTRUCTIONS BEFORE FILING OUT!

  CUSIP NO.  09058M 10 3         13 G                Page 5 of 6 Pages
           -------------                             -----------------
                                  SCHEDULE 13G

          Amendment No. 1 to the Statement on Schedule 13G filed on February 10, 1998 (the "Statement") by Primus Capital Fund II Limited Partnership, ("PCF II") an Ohio limited partnership, by virtue of its direct beneficial ownership of Common Stock (as defined below), Primus Management II ("PM"), an Ohio general partnership, by virtue of its indirect beneficial ownership as the sole general partner of PCF II, and Primus Venture Partners ("PVP"), an Ohio limited partnership, by its indirect beneficial ownership as one of two general partners of PM (collectively, the "Reporting Persons"), relates to the Common Stock, no par value per share (the "Common Stock"), of Bioanalytical Systems, Inc., an Indiana corporation (the "Company"), and is being filed pursuant to Rule 13d-(1)(k) promulgated by the Securities and Exchange Commission pursuant to
Section 13 of the Securities Exchange Act of 1934, as amended. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to such terms in the Statement. Items 4 and 5 of the Statement are amended and supplemented as set forth below:

Item 4.   Ownership:

          Item 4 of the Statement is hereby deleted in its entirety and replaced with the following:

          (a)-(c). Each Reporting Person named in response to Item 2 hereof has, as of December 31, 2001, no power to vote or to direct the vote and no power to dispose or to direct the disposition of any shares of the Common Stock. During the year 2001, PCF II sold all of its shares of Common Stock of the Company.

               The Reporting Persons as a group have no beneficial ownership of any shares of Common Stock and therefore hold 0% of the outstanding Common Stock.

Item 5.   Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

  CUSIP NO.  09058M 10 3         13 G                Page 6 of 6 Pages
           -------------                             -----------------

                                    SIGNATURE

          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 1, 2001

                              PRIMUS CAPITAL FUND II LIMITED PARTNERSHIP

                              By:      Primus Management II
                              Its:     General Partner

                              By:      Primus Venture Partners
                              Its:     General Partner

                              By: /s/ Loyal Wilson
                                  ---------------------------------

                              Its: General Partner
                                   --------------------------------


                              PRIMUS MANAGEMENT II PARTNERSHIP

                              By:      Primus Venture Partners
                              Its:     General Partner

                              By: /s/ Loyal Wilson
                                  ---------------------------------

                              Its: General Partner
                                   --------------------------------

                              PRIMUS VENTURE PARTNERS

                              By: /s/ Loyal Wilson
                                  ---------------------------------

                              Its: General Partner
                                   --------------------------------